As filed with the Securities and Exchange Commission on February 26, 2021

Registration No. 333-228148

Registration No. 333-228150

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-228148

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-228150

Under

The Securities Act of 1933

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0529995
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14 Wesley Street Hamilton HM 11 (441) 278-3140
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sirius Group 2018 Employee Stock Purchase Plan

Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan

(Full title of the plans)

CT Corporation System

111 8th Avenue

New York, NY 10011

(212) 894-8940

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Lisa Tanzi Deputy General Counsel Sirius International Insurance Group, Ltd. 14 Wesley Street Hamilton HM 11 (441) 278-3140	Sean M. Keyvan Lindsey A. Smith Sidley Austin LLP One South Dearborn Chicago, IL 60603 (312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Deregistration of Securities

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Sirius International Insurance Group, Ltd., a Bermuda exempted company (the “Registrant”), to deregister all shares of the Registrant’s common shares, par value $0.01 per share (the “Common Shares”), unsold under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•	Registration Statement on Form S-8 (File No. 333-228148), filed on November 2, 2018, registering 150,000 Common Shares under the Sirius Group 2018 Employee Stock Purchase Plan (the “ESPP”); and

•	Registration Statement on Form S-8 (File No. 333-228150), filed on November 2, 2018 registering 8,500,000 Common Shares under the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “Plan”).

Effective February 26, 2021, pursuant to the Agreement and Plan of Merger, dated as of August 6, 2020 (the “Merger Agreement”), by and among the Registrant, Third Point Reinsurance Ltd., a Bermuda exempted company (“TPRE”), and Yoga Merger Sub Limited, a Bermuda exempted company and wholly owned subsidiary of TPRE (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of TPRE.

In connection with the Merger and transactions related thereto, the Registrant has terminated any and all offerings of Common Shares pursuant to the Registration Statements and will no longer be issuing securities under either the ESPP or the Plan. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on February 26, 2021.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:	/s/ Lisa Tanzi
Name:	Lisa Tanzi
Title:	Deputy General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.